Morgan Stanley Utilities Fund
Item 77(o) 10f-3 Transactions
January 1, 2003 - June 30, 2003


Security
Date of Purchase
Price
Of Shares
Shares Purchased
%of Assets
Total
Issued

Purchased
By Fund

Broker
American Electric Power
02/27/03
$20.95
150,000
0.335%
$1,047,500,000
0.300%
JPMorgan; Salomon Smith Barney; Banc of America Securities LLC; BNP PARIBAS; Danske Markets; Goldman, Sachs & Co.;
Lehman Brothers; McDonald Investments Inc,; UBS Warburg